Exhibit 99.1
AdCare Health Systems, Inc.
Corporate Update
July 24, 2014

Operator:

Good day and welcome to the AdCare Health Corporate Update Conference Call. Today's conference is being recorded. At this time I would like to turn the conference over to Jeff Stanlis. Mr. Stanlis?

Jeff Stanlis:

Thank you and good day. In just a moment I will turn the call over the David Tenwick, AdCare's Chairman, and the rest of the AdCare health team. I’d like to mention that this call is being simulcast on the website along with a slide presentation available via the link provided in the company press release, as well as available on the company website at www.adcarehealth.com. If you have not already done so, now would be a good time for you to go to the website and download the slide presentation. In addition the presentation should be available on today's webcast. If you do not have a copy of the presentation, please email me at jeff@haydenir.com, that’s H-A-Y-D-E-N-I-R dot com and I will gladly send you a copy.

Please turn to Slide 2.

Slide 2 contains important cautions regardless forward-looking statements. Any forward-looking statements made today are based on Management's current expectation, assumptions and beliefs about AdCare's business and the environment in which the Company operates. These statements are subject to risks and uncertainties that could cause AdCare's actual results to materially differ from those expressed or implied on this call. Listeners should not place undue reliance on the forward-looking statements and are encouraged to review AdCare's SEC filings for a more complete discussion of the factors that could impact AdCare's results. Except as required by federal securities law, AdCare does not undertake to publicly update or revise any forward-looking statements where changes arise as a result of new information, future events, changing circumstances or for any other reason. In addition, any AdCare facilities or business the Company may mention today is operated by a separate independent operating subsidiary that has its own management, employees and assets. Reference to the consolidated company and its assets and activities, as well as the use of terms like we, us, our and similar verbiage are not meant to imply that AdCare Health Systems Incorporated has direct operating assets, employees or revenue, or that any of the operations are operated by the same entity.

Turning to Slide 3, the Company anticipates filing a proxy statement in connection with a Special Shareholders Meeting scheduled for October 14, 2014. This slide contains important information about filings to be made with the SEC in connection with that Special Shareholder Meeting. After management concludes their remarks, they will respond to questions regarding the presentation.

With that having been said, I would now like to turn the call over to Chairman and Interim Chief Executive Officer of AdCare, Mr. David Tenwick. Dave, please go ahead.

David Tenwick:

Thanks Jeff and good morning everyone. Today we are announcing a milestone event for AdCare, a significant change in business model which the Board believes will help unlock shareholder value. This is an important event for AdCare and I have asked several members of our Board and management team to join me to help discuss this with shareholders. On the call with me today I have Chris Brogdon, Vice Chairman; Ron Fleming our Chief Financial Officer; and Mike Fox, AdCare's newest member-board member of one of the Company's largest shareholders, as is Chris Brogdon.

First, let me review the agenda for this morning's call. Mike will begin with a discussion of our strategic plan, followed by Ron with a discussion of the pro forma selected financial information related to the plan we are rolling out today, and then Chris who will talk about our operations. Finally, we will open the call up for Q&A. Let me go ahead and turn the call over to Mike and we'll get started. Mike?

Michael Fox:

Thanks, Dave. Turning to Slide 4, let's first address why we're here today. Simply put, we are here today to introduce a new business model that we firmly believe will maximize cash flow and shareholder value. We will provide you with an overview of the strategic plan the management team and the Board have been working on to transition the operation of the Company's currently owned and operated healthcare facilities to third parties and to sublease properties AdCare currently leases. This transition is designed to establish AdCare Health principally as a healthcare property holding and leasing company and not an operator. These actions, we believe, will better serve the Company's shareholders’ interests and provide improved cash flow and financial results.

Please turn to Slide 5. In order to best understand where we are headed, it's beneficial to begin with an overview of where the Company has been. Over the years, AdCare's evolved into a long-term care provider with a portfolio of high-quality healthcare related properties, primarily skilled nursing facilities. The portfolio as it exists today has been shaped through a series of strategic M&A transactions in which the Company acquired high-quality, undervalued properties. The properties were acquired with the intent of managing the day-to-day operations of the facilities and creating incremental value by leveraging resources across the properties, increasing occupancy rates and adjusting the mix of patients within each facility, and to a certain extent the Company achieved success; improving facility level operations, reducing operating expenses and corporate overhead and selectively refinancing mortgage debt to move forward on a path to profitability. However, shareholder value has not been optimized as a result of high general and administrative expenses and some historical challenges, such as the restatement of the Company's 2012 financial statements, which slowed progress, placed additional demands on Management's attention and created incremental expenses. Operational factors such as occupancy rate and patient mix have led to volatility in revenues and profits.

Looking out over the upcoming quarters and years, it became clear to the Board that achieving this stated financial and operational goals would not be possible given the existing business model. The Board and management team have been evaluating strategic alternatives to maximize shareholder value for the past several months, and I note that the Board has been very active in this regard. Many shareholders have been requesting that the Board take some of these steps and I can state for the record that we believe we've been doing precisely what these shareholders had requested; however, it would not have been in the best interest of the Company or its valuation to publicize these activities.

We looked at a number of strategic alternatives, including an outright sale of the Company. However, the valuations in these scenarios were not satisfactory to the Board. Simply put, the indication of interest we received were highly discounting, giving little credit to our operations and not fully valuing the real estate assets. In the opinion of the Board, these strategic alternatives were not acceptable and it became clear that we needed to alter the business model to drive reasonable, and ultimately premium, valuation. After evaluating multiple alternatives, the Board identified several elements of the business model which inhibited the Company's ability to maximize the value of its assets, including the high ongoing G&A expenses, execution risk and the fact that potential REIT buyers would have to find operators to manage all of AdCare's properties. The Board moved to address these factors. The Board determined the optimal business model would position AdCare as an owner and leasing agent of the portfolio of properties and not an operator in day-to-day manager of healthcare facilities.

Under this new business model, the Company will continue to own each of its properties. The team has plans to lease and transition the management of each of its 34 facilities to third-party operators. This will be accomplished through a series of lease agreements that will transition each of the healthcare facilities to third-party operators while AdCare retains ownership of the properties. Certain of these transactions have been completed, a number are pending and others are subject to shareholder approval to the extent such approval may be required under Georgia law. Specifically, we have identified and begun discussions with regional operators to lease facilities in Ohio, Oklahoma and Arkansas, representing 18 of the Company's 34 facilities. Concurrently, regional operators in other markets, including Alabama, Georgia and South Carolina have contacted the Company seeking to lease AdCare's facilities in these regions. Already we announced last month a signed agreement to sublease one of the Company's skilled nursing and rehabilitation facilities in South Georgia to a local nursing home operator effective July 1, 2014. We expect other transactions of this nature to follow in the coming weeks and months.

As is the case with the South Georgia facility, we expect the aggregate result of additional, similar transactions to significantly reduce general and administrative expenses, maximize the Company's cash flow and provide increased visibility of future earnings. Ron Fleming, AdCare's CFO, will discuss the pro forma financial information related to the new business model.

In summary, you'll see that this model results in lower revenues compared to the old model, but with much lower expenses and significantly improved cash flow from operations. This model also has less risk and far more predictability as well as significantly positive cash flow. As a result, we believe AdCare will be in a position to support a meaningful quarterly dividend on the common stock in the near future, and the Board is committed to seeking a steady increase in this dividend each quarter for the foreseeable future.

We have scheduled a Special Meeting of Shareholders for October 14, 2014 to seek shareholder approval of certain of these lease transactions as noted previously, and once filed with the SEC, the proxy statement for the Special Meeting may be found at sec.gov or the Company's website at AdCarehealth.com.

In support of our new business model we have also revised our financing plan which includes actions to adjust the capital structure over time and reduce financial leverage.

First, the financing plan includes the early repayment of amounts of debt outstanding under existing borrowing arrangements if permitted under those arrangements. As the Company transitions to its new business model, we expect to generate improved free cash flow which will be used, in part, to pay down debt. The increased free cash flow will be generated by improving EBITDA as well as lower capital requirements in the business.

Second, we expect improved financial performance will put the Company in a better position to re-negotiate, refinance and/or restructure certain of existing other debt agreements.

And finally, the financing plan includes the ongoing refinancing of facility mortgage debt with lower-cost HUD financing. As you may recall, we have already been selectively refinancing a portion of the Company's facility mortgage debt and will continue with these efforts for the properties where appropriate.

Approximately one third of the Company's mortgages are in various stages of HUD refinancing process. The pace at which these facilities can be refinanced is influenced by the performance of the facility underlying the loan, the overall queue of financing requests at HUD, as well as prepayment terms and conditions in the existing mortgage. Current HUD refinancing terms include interest rates that are approximately 150 basis points lower than the average on the Company's existing portfolio. The first tranche of mortgages in the HUD process have been approved and we anticipate they will be closed by the end of the third quarter.

Each of these financing initiatives, early repayment of corporate debt, refinancing and/or restructuring of other corporate debt, and refinancing of certain facility mortgage debt through the use of HUD financing alternatives is expected to incrementally reduce the Company’s overall carrying costs and provide a boost to future cash flows.

Net-net, we expect that these operational and financing actions will drive increased cash flow, return shareholder value by enabling the Company to pay an attractive dividend on the common stock and provide the capital necessary to potentially increase and diversify the holdings of the portfolio by acquiring additional properties which would also be leased to local and regional healthcare providers.

Please turn to Slide 6. So what is the rationale behind this strategy and why did we decide to go this route?

First off, leasing all the properties in the portfolio mitigates against losses resulting from underperforming facilities. Establishing AdCare as the owner and not the day-to-day manager transfers the operational risks to the property managers while creating steady and reliable revenue and cash flow streams from the lease payments. As a result, the Company's better positioned to enable the Board to approve regular quarterly dividend payments on the common stock, returning a portion of invested capital for increased returns while also maximizing the value of the real estate.

Another benefit to the strategy is the utilization of accumulated tax losses. As we execute this strategic plan and achieve profitability, there are significant tax losses, or NOLs, that can be used to offset future tax liabilities which under the old business model may have gone largely unused.

Finally, transitioning to an owner and not an operator of all the commercial real estate properties puts the Company in a more attractive position should we seek to sell portions of the portfolio or entertain an outright sale of the company at some point down the road.

It is the Board's belief that by eliminating the execution risks which have contributed to quarterly losses and by instituting a quarterly dividend, we can unlock shareholder value in the near term.

The Board will continue to evaluate strategic alternatives and this model makes the portfolio more attractive to a REIT, as we have already would have set up the structure REIT would utilize.

With that, let me turn the call over to Ron for a financial update.

Ron Fleming:

Thanks Mike. Turning to Slide 7, let's take a look at the expected impact to our financial results given the change in strategic direction.

We have provided the anticipated run rate of the new business model to illustrate the earnings potential of this model and provide a comparison to our 2013 actual results. Under the old business model, 2013 resulted in Adjusted EBITDAR from continued operations of 19.4 million. Recent improvements in Adjusted EBITDAR from continued operations were still not enough to cover the overhang from our high general administrative expense and interest costs, resulting in a loss from continuing operations.

This slide compares our 2013 actual results under the old model compared with selected financial information for the new business model which adjusts 2013 results as if all facilities were lease today third parties, G&A expenses reduced and the transition completed. As you can see, exiting the day-to-day management of the facilities will significantly reduce our revenues but should also increase our net cash flow from operations. Going forward, revenues will be driven primarily by the lease payments received from each facility operator; however, all of these revenues translate to gross profit, dollar for dollar. Because we expect to lease the facilities on a triple-net basis, the tenants will be solely responsible for the costs related to the property including property taxes, insurance, maintenance and repair costs.

Our corporate overhead will also be significantly reduced as the administrative function necessary to support our new business model will be only a fraction of what it is today.

Continuing to walk down the income statement, rent represents the expense for the currently leased facilities that are expected to be subleased and remain in our portfolio after the transition.

Finally, turning to interest expense, the new model scenario has interest expense decreasing slightly compared to 2013 but it assumes no immediate change in our interest rates or current loans. However, as Mr. Fox described, over time we expect interest expense to be further reduced and to execute on our financing plans to reduce certain outstanding debts, renegotiate certain debt agreements and continue with our HUD refinancing effort on facility mortgage debt. Over the long term, we expect interest expense could be reduced by approximately 3.7 million compared to 2013 actual interest expense.

On a run rate basis, we expect to generate improved cash flow from operations with minimal capital expenditure requirements. This freed cash flow should quickly enable AdCare to support a quarterly dividend on the common stock, and as we reduce interest expense, we believe we can steadily increase this dividend, creating an attractive yield for investors.

As you can see, shifting this company from an operator to solely a property owner not only improves profitability but also attractively positions the Company for further opportunities.

As a final note, our second quarter financial results are due to be filed with the SEC no later than August 14th and we expect to file our 10-Q on or before that date.

I would now like to turn the call over to Chris Brogdon, AdCare's Vice Chairman, who is going to address the Company's operations.

Chris Brogdon:

Thanks, Ron. Turning to Slide 8, we'll talk a little bit about how we get where we want to go today from where we are.

Going back to the last quarter of 2013, we began taking steps to determine our course of action. The effort was reinforced and accelerated buy the appointment of Mike Fox to the Board of Directors. Mike's investment and analysis experience have been invaluable during our quest to design a long term strategic plan. As many of you know, Mike wrote several letters to the Board advocating for this very plan, even before he was appointed. As Mike mentioned, we evaluated several scenarios involving the sale of all or part of the company but the valuations in these scenarios were below what the Board considered acceptable. We needed to change our business model to maximize the value of our assets. The strategic plan of our new business model was discussed among the Board during the last few weeks, received full support and authority to move forward, which leads us to where we are today.

Ready to initiate our plan over the coming weeks and months, we will negotiate and execute leases which, as Mike had said previously, that we are already talking to people in Ohio, Oklahoma and Arkansas. We'll continue discussions with regional operators in our other markets - Alabama, Georgia, South Carolina, North Carolina, -and we'll seek shareholder approval of certain of the leasing transactions as noted previously on our October 14th meeting.

We're going to request Board approval for the cash payment of a quarterly dividend of $0.05 to be declared in the fourth quarter. Over time we expect to incrementally increase the quarterly dividend with the ultimate goal of achieving an annualized cash dividend of 40% by the second quarter of 2016. We will pursue alternative financing options to reduce financing costs and increase flexibility.

Turning to Slide 8, let's take a closer look at the expectations for future dividend payments.

I think everybody can see how the dividend payments go up on a regular basis, and there's nobody happier to have that done than me. Pending Board approval and payment authorization, we expect to initiate the first quarterly cash dividend of a nickel beginning in the first quarter of 2015. Assuming we achieve current pro forma projections, our financing plans include incrementally increasing the quarterly dividend by a penny per share each quarter and achieving an annual run rate of $0.40 by the second quarter of 2016. At the current stock price, that results in a very attractive dividend.

Now I'll turn the meeting back over to Dave.

David Tenwick:

Thanks, Chris.

Lastly, please turn to Slide 10. In summary, I'd like to leave you with some key points as they relate to the new operating strategy we have detailed for you today.

First, we are focused on emphasizing cash flow and dividend yield and not revenue growth.

Second, our plan indicates specific actions to reduce our financial leverage, thereby reducing interest expense and unlocking cash collateral.

Next, with our new dividend policy, we expect the Board to approve and authorize the first quarterly cash dividend on our common stock in the fourth quarter for payment in the first quarter, and we would have an annual cash dividend of $0.40 per common share by the second quarter of 2016, which we are anticipating.

And finally, we are continuing to explore additional strategic options for the company, including growth on our base portfolio of leased facilities or an outright sale of the company.

At this time I would ask our operator to open the call for your questions.

Operator:

Absolutely. If you do have a question today, you can signal to ask by pressing star, one, on your telephone keypad. If you are joining us over a speaker phone, please make sure that your mute function is off to allow your signal to reach us. Again that's star, one, to ask a question. We'll pause for just a moment to allow the queue to form.

Our first question today comes from Gentry Klein with Cetus Capital.

Gentry Klein:

Thanks for the call and the presentation. A couple questions. Can you give us your sense on the confidence on that run rate revenue of 26.8 million dollars given you're in the midst or about to negotiate with operators? How confident do you feel on that number? Is that number a 2013 pro forma number or is it-or can we expect that number to be higher given we're now in July of 2014?

David Tenwick:

Ron, go ahead.

Ron Fleming:

At this point we're very confident of that number. We've looked at the leases on a individual facility-by-facility basis and we're very confident of that number once those facilities are all leased.

Chris Brogdon:

And that number will go up over time because they all have increases in rent after the first year.

Gentry Klein:

Right. Any sense as to what the escalators are on a percentage basis?

Chris Brogdon:

The first couple of years they're actually a little different on each lease. They're specific dollar amounts and they don't start going up by a percentage amount until the third or fifth year.

Gentry Klein:

Got it. Okay. On the facilities that you're currently leasing, can you give us a sense as to what those lease terms are in terms of duration or expiration and what renewal options you may have on those leases?

Chris Brogdon:

We've got eight right now that we have with an individual and they go out about another 15 years. Then we've got two with a REIT which go out about another 20 years.

Gentry Klein:

Do you have extension options on those? Or does the 15 years and 20 years, respectively, include the renewal options?

Chris Brogdon:

No. I think all of them can be renewed.

Gentry Klein:

Okay. When you think about your NOL position as it relates to your tax shield, how many years do you think you guys have until you need to start paying cash taxes?

Ron Fleming:

It's 26 million of NOL. We could use that for probably three years, I would think.

Gentry Klein:

Okay.

Chris Brogdon:

Then it would be our idea to convert to a REIT so we wouldn't be subject to taxes.

Gentry Klein:

Right. Got it. Okay. Thanks very much. That's all for me now. I appreciate it

David Tenwick:

Thank you.

Operator:

As a reminder, it's star, one, to ask a question, that's star, one. Gentlemen, it appears that we have no further questions from the audience at this time.

David Tenwick:

Well, thank you all for joining us today. We look forward to updating you on our progress during the next conference call. Talk to you all later. Good day.

Operator:

Once again, that does conclude today's conference. We thank you for your participation.